 Exhibit 99.2

AMEDISYS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL STATEMENTS
(Amounts in thousands)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA

	2006	2007	2008
Net income	$38,255	$65,113	$86,682
Add:
Provision for income taxes	23,642	38,298	54,714
Interest expense (income), net	3,710	(3,150)	15,600
Depreciation and amortization	10,106	13,749	20,406
EBITDA (1)	75,713	$114,010	177,402
Add:
Certain TLC acquisition costs (2)	-	-	3,991
Less:
Alliance (3)	-	(4,212)	-
Adjusted EBITDA (4)	$75,713	109,798	$181,393

Adjusted Net Income Reconciliation
	2006	2007	2008
Net income	$38,255	$65,113	$86,682
Add:
Certain TLC acquisition costs (2)	-	-	2,446
Less:
Alliance (3)	-	(4,212)	-
Adjusted net income (5)	$38,255	$60,901	$89,128

Adjusted Diluted Earnings Per Share Reconciliation
	2006	2007	2008
Diluted earnings per share	$1.72	$2.48	$3.22
Add:
Certain TLC acquisition costs (2)	-	-	0.09
Less:
Alliance (3)	-	(0.16)	-
Adjusted diluted earnings per share (6)	$1.72	$2.32	$3.31

(1)
EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(2)
Certain TLC integration costs incurred primarily for the payment of severances for TLC employees and for the conversion of the acquired TLC agencies to our operating systems including our Point of Care network.

(3)
Alliance Home Health, Inc. (“Alliance”), a wholly owned subsidiary of ours, filed for Chapter 7 federal bankruptcy proceedings in September 2000. That case is now concluded. As a result, the remaining $4.2 million liabilities of Alliance were extinguished and we are not liable for any of these obligations. The discharge of the liabilities resulted in a non-taxable event.

(4)
Adjusted EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization plus certain TLC integration costs and less the Alliance gain. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of Adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(5)
Adjusted net income is defined as net income plus certain TLC acquisition costs and less the Alliance gain. Adjusted net income should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of Adjusted net income may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.

(6)
Adjusted diluted earnings per share is defined as diluted earnings per share plus the earnings per share effect of certain TLC acquisition costs and less the earnings per share effect of the Alliance gain. Adjusted diluted earnings per share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of Adjusted diluted earnings per share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.